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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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Columbia Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2007
Dear Fellow Shareholder:
On behalf of the Board of Directors, I invite you to attend Columbia Bancorp’s 2007 Annual Shareholders Meeting at Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, on Thursday, April 26, 2007, at 6:30 p.m. The Discovery Center will open at 5:45 p.m. and hors d’oeuvres and beverages will be served. The meeting will begin promptly at 6:30 p.m. in the M.J. Murdock Theater.
The Columbia Gorge Discovery Center is located at the west end of The Dalles. From I-84, take Exit 82. You will follow the Historic Highway #30 West approximately one mile. Turn right on Discovery Drive. There are signs to guide you there.
I hope you will be able to attend the meeting. It is always a pleasure to meet and become better acquainted with the shareholders of Columbia Bancorp.
Using the telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting by telephone. Telephone voting is fast and convenient, and allows your vote to be immediately confirmed and tabulated. Most important, by using the telephone, you help Columbia Bancorp reduce postage and proxy tabulation costs. The telephone number is 1-800-560-1965. Please have your proxy card in hand when you call and then follow the instructions.
Thank you for your continued support of Columbia Bancorp.
Very truly yours,
Roger L. Christensen
President and Chief Executive Officer

COLUMBIA BANCORP
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2007
TO OUR SHAREHOLDERS:
          NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Columbia Bancorp (“Columbia”), will be held at 6:30 p.m. Pacific Time on Thursday, April 26, 2007, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, for the following purposes:
1.	To consider and act upon the election of four (4) directors of Columbia.

2.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.
          Only shareholders of record at the close of business on March 1, 2007, are entitled to vote at the Annual Meeting or any postponement or adjournment.
          All shareholders are invited to attend the Annual Meeting. If you are not able to do so and wish your shares to be voted, it is important that you vote by telephone (see the attached instruction form) or complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

By order of the Board of Directors.

Greg B. Spear
Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Secretary
March 12, 2007

WE URGE YOU TO VOTE BY TELEPHONE OR SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COLUMBIA BANCORP
401 East Third Street, Suite 200
The Dalles, Oregon 97058
(541) 298-6649
ANNUAL MEETING PROXY STATEMENT
Date of Proxy Statement: March 1, 2007
          This Proxy Statement, dated March 1, 2007, is furnished in connection with the solicitation of proxies by the Board of Directors of Columbia Bancorp (“Columbia”) to be used at the 2007 Annual Meeting of Columbia’s shareholders to be held on April 26, 2007, at 6:30 p.m. Pacific Time, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 12, 2007. Columbia’s 2006 Annual Report is being mailed to shareholders of Columbia with this Proxy Statement.
PROXIES AND VOTING AT THE ANNUAL MEETING
          The only class of issued and outstanding stock of Columbia is its common stock, no par value. At March 1, 2007, the record date for determining shareholders entitled to vote at the Annual Meeting, there were 9,987,684 shares of common stock issued and outstanding. Each shareholder as of the record date is entitled to one vote for each share held on every matter submitted at the Annual Meeting. Shareholders are not permitted to cumulate their votes for directors.
          A majority of the outstanding common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The matters to be voted on must be approved by an affirmative vote of the holders of a majority of the common stock of Columbia, except as otherwise described below. Shareholders who do not vote (either in person, by telephone or by submitting a proxy), including broker non-votes, if any, will be considered abstentions and will not be counted toward the quorum.
          If a proxy in the accompanying form is executed and returned, the shares represented thereby will be voted in accordance with the instructions given in the proxy. If a proxy is executed and returned but no instructions are given, the proxy holders will vote in favor of the Board of Directors’ nominees for directors and at their discretion as to any other matters that may come before the Annual Meeting. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Corporate Secretary or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the Annual Meeting will not revoke such shareholder’s proxy unless the shareholder votes in person at the meeting. Ballots or proxies may be counted by personnel of Columbia’s subsidiary, Columbia River Bank (“CRB”), or by Columbia’s transfer agent, Wells Fargo Shareowner Services.
          The cost of this proxy solicitation will be borne by Columbia. Columbia does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. In addition to the solicitation of proxies by mail, Columbia may also authorize its officers, or the officers and employees of CRB, to solicit proxies from shareholders, either in person or by telephone, fax, e-mail or letter. Such persons will not be specially compensated for these activities.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information regarding ownership of Columbia’s common stock by each person known to Columbia to own more than 5% of the outstanding shares of common stock on January 31, 2007.

	Total
Name and Address of	Beneficial
Beneficial Owner	Ownership [1]	Percent
Banc Fund V L.P., and other related entities (1) 208 S. LaSalle Street Chicago IL 60604	727,033	7.3%

(1)	Based on Schedule 13G/A filed jointly on February 9, 2007, by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. The Schedule 13G/A discloses that Banc Fund V L.P. had sole voting and investment power as to all of the 388,417 shares (3.90% of the outstanding shares) that it beneficially owned, that Banc Fund VI L.P. had sole voting and investment power as to all of the 312,216 shares that it beneficially owned and that Banc Fund VII L.P. had sole voting and investment power as to all of the 26,400 shares that it beneficially owned. The Schedule 13G/A also disclosed that Charles J. Moore was the manager of the investment decisions for the reporting entities and had voting and investment power over the shares held by them. In the Schedule 13G/A, the reporting entities do not affirm the existence of a group.
          The following table sets forth the shares of Columbia’s common stock owned by each director of Columbia, each nominee for election as a director, each of the named executive officers of Columbia and all executive officers and directors as a group on January 31, 2007.

	Direct	Indirect			Total
	Beneficial	Beneficial		Exercisable	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Ownership		Options (1)	Ownership (2)	Class
Charles F. Beardsley	—	74,250	(3)	—	74,250	(*	)
Richard E. Betz	27,838	—		5,830	33,668	(*	)
William A. Booth	111,841	—		5,830	117,671	1.2%
Lori R. Boyd	2,180	—		3,080	5,260	(*	)
Robert V. Card	1,291	1,838	(4)	3,489	6,618	(*	)
Dennis L. Carver	56,715	5,057	(5)	7,524	69,296	(*	)
Roger L. Christensen	17,151	2,623	(6)	93,534	113,308	1.1%
Terry L. Cochran	242,547	148,916	(7)	7,524	398,987	4.0%
R. Shane Correa	4,225	2,057	(8)	15,576	21,858	(*	)
James J. Doran	14,132	—		3,080	17,212	(*	)
Jean S. McKinney	17,258	1,089	(9)	9,772	28,119	(*	)
Donald T. Mitchell	18,018	16,863	(10)	5,830	40,711	(*	)
Craig J. Ortega	18,517	8,018	(11)	52,559	79,094	(*	)
Greg B. Spear	7,616	904	(12)	37,295	45,815	(*	)
Britt W. Thomas	5,255	6,106	(13)	37,432	48,793	(*	)

All Directors and Executive Officers as a Group	544,584	267,721		288,355	1,100,660	10.7%
(15 persons)

*	Represents holdings of less than one percent.

(1)	Shares of common stock subject to options currently exercisable or exercisable within 60 days after January 31, 2007, are deemed outstanding for the purpose of computing the percentage ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Applicable percentage ownership is based on 9,987,255 aggregate shares outstanding as of January 31, 2007. Each person identified herein disclaims beneficial ownership of shares attributed to him or her in accordance with such rules except to the extent of his or her pecuniary interest in such shares.

(3)	Includes 57,250 shares held in trust and 17,000 shares held in Mr. Beardsley’s spouse’s trust.

(4)	Represents 1,838 shares held through Columbia Bancorp’s Employee Stock Ownership Plan (“ESOP”). All ESOP participants are eligible to vote their shares of common stock as allocated by the ESOP trustees, as of the record date. Any unallocated ESOP shares as of the record date are not eligible to be voted.

(5)	Includes 4,506 shares for which Mr. Carver’s spouse serves as custodian for the benefit of their children and over which Mr. Carver shares voting and investment power and 551 shares held in his spouse’s IRA.

(6)	Represents 2,623 shares held through the ESOP.

(7)	Represents 148,916 shares held by Mr. Cochran’s spouse in which Mr. Cochran disclaims beneficial ownership.

(8)	Represents 2,057 shares held through the ESOP.

(9)	Represents 1,089 shares owned by Ms. McKinney’s son as to which Ms. McKinney disclaims beneficial ownership.

(10)	Represents 16,863 shares in Mr. Mitchell’s retirement plan.

(11)	Includes 7,530 shares held through the ESOP and 488 shares held in Mr. Ortega’s spouse’s IRA as to which Mr. Ortega disclaims beneficial ownership.

(12)	Represents 904 shares held through the ESOP.

(13)	Includes 2,791 shares held through the ESOP and 3,315 shares held as custodian for Mr. Thomas’ children over which Mr. Thomas’ spouse shares voting and investment power.
BUSINESS OF THE ANNUAL MEETING
          Management knows of one matter, discussed below, to be considered at the Annual Meeting.
PROPOSAL ONE: ELECTION OF DIRECTORS
Election of Directors
          Under Columbia’s Articles of Incorporation, Columbia’s Board is divided into three classes, providing for staggered three-year terms. Prospective Board members may be nominated to any of the three classes, depending on Board vacancies, as long as there are at least two members in each class. The Board may have no more than twelve (12) members in total.
          The Columbia Board has nominated Charles F. Beardsley, William A. Booth, Roger L. Christensen and Terry L. Cochran for three-year terms expiring in 2010. All nominees were recommended on behalf of the Board of Directors for selection by the Governance Committee. All nominees currently serve on Columbia’s Board and on the Board of Columbia’s subsidiary, Columbia River Bank (“CRB”). Columbia became the holding company for CRB on October 2, 1995.
          Although Columbia knows of no reason why any of the nominees may be unable or unwilling to serve, if any nominee becomes unable or unwilling to serve, it is the intention of the persons named in the proxy to vote for any substitute nominee the Board of Directors of Columbia may recommend. The Governance Committee has no formal procedure to receive shareholder nominations. However, the Governance Committee would consider shareholder recommendations for candidates to serve on the Board of Directors. Upon receipt of such a recommendation, the Governance Committee would review the prospective nominees, identifying and approving those qualified to serve in the same manner in which other candidates who are not incumbent directors are evaluated. The Committee does not maintain any specific minimum qualifications that nominees must meet and has not specified any specific qualities or skills necessary for services as a director. A majority vote is needed of all independent directors for a nominee to be selected. The Board of Directors will consider any written recommendations sent to the attention of the Board at Columbia’s administrative offices at PO Box 1050, The Dalles, Oregon 97058.

NOMINEES FOR ELECTION AS DIRECTORS TO THE BOARD OF DIRECTORS OF COLUMBIA
FOR A TERM EXPIRING IN 2010
          Charles F. Beardsley, 66, director since 1994. Mr. Beardsley is principal owner of Hershner & Bell Realty, Inc., a real estate brokerage firm in Hood River, Oregon. He has held this position for more than five years.
          William A. Booth, 66, director since 1977. Mr. Booth is a principal in Booth & Kelly Real Estate, a real estate agency in The Dalles, Oregon. He has held this position for more than five years.
          Roger L. Christensen, 49, director since 2001. Mr. Christensen is President and Chief Executive Officer of Columbia and Chief Executive Officer of CRB and has held this position since 2001; he served as Executive Vice President / Chief Operating Officer from May 1999 to May 2001. He received a Bachelors degree in Accounting from Boise State University, attended graduate level courses in Oregon State University’s MBA program and is a graduate of the Pacific Coast Banking School at the University of Washington. Mr. Christensen has 26 years of banking experience.
          Terry L. Cochran, 62, director since 1981. Mr. Cochran previously served as President and Chief Executive Officer of Columbia from its inception in 1995 until his retirement in May 2001, and President and Chief Executive Officer of CRB from April 1981 to May 1999. He is presently retired in Bend, Oregon.
          To be elected, each nominee must receive the affirmative vote of the holders of a majority of Columbia’s common stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the effect of votes against the nominee.
THE BOARD OF DIRECTORS OF COLUMBIA RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE NOMINEES LISTED ABOVE.
Directors Continuing in Office
          Richard E. Betz, director since 2000. Mr. Betz has served as Chairman since April, 2005. He is Vice President of Royale Columbia Farms, Inc., a potato farming operation in Hermiston, Oregon. Mr. Betz is also President of Bud-Rich Potato, Inc., a potato packing operation and onion marketing company. He has held these positions for more than five years.
          Lori R. Boyd, director since 2004. Ms. Boyd is a Certified Public Accountant and owner of L Boyd Consulting, LLC, a certified public accounting firm in Bend, Oregon. She has held this position for more than five years.
          Dennis L. Carver, director since 1997. Mr. Carver served as director of Klickitat Valley Bank from 1984 until its acquisition by Columbia in 1997. He is owner of the Goldendale Chiropractic Clinic in Goldendale, Washington, where he provides chiropractic services. Mr. Carver has held this position for more than five years.
          James J. Doran, director since 1998. Mr. Doran served as director of Valley Community Bancorp from 1986 until its acquisition by Columbia in 1998. He operates three auto dealerships in McMinnville, Oregon. Mr. Doran has held this position for more than five years.
          Jean S. McKinney, director since 1994, Ms. McKinney serves as President and Business Manager for McKinney Ranches, Inc., a grain farming business in Wasco, Oregon. She has held this position for more than five years.
          Donald T. Mitchell, director since 1996. Mr. Mitchell served as director of Juniper Banking Company from 1988 until its merger with CRB in 1995. He was previously a partner in Lacy Forest Products, a lumber brokerage firm, until his retirement in 1999. Mr. Mitchell is presently retired in Redmond, Oregon.

          All directors currently serve on both Columbia’s Board and the Board of CRB. Columbia became the holding company for Columbia River Bank October 2, 1995. Where the date of commencement of directors’ service includes service prior to October 2, 1995, they also served as a director of CRB.
          The following table sets forth the term expiration dates of the directors of Columbia continuing in office:

NAME	AGE	POSITION	TERM EXPIRES
Richard E. Betz	64	Director	2009
Lori R. Boyd	49	Director	2009
Dennis L. Carver	57	Director	2008
James J. Doran	57	Director	2008
Jean S. McKinney	68	Director	2009
Donald T. Mitchell	62	Director	2008
Meetings of the Boards of Directors and Committees
          The Board of Directors has determined that all Directors of Columbia and CRB are independent with the exception of Mr. Cochran and Mr. Christensen.
Board and Board Committees of Columbia Bancorp
Meeting Attendance
          The Board of Directors of Columbia held 11 regular and two special meetings during 2006. Each member has exceeded the Securities and Exchange Commission’s minimum requirement of attending at least 75% of Board meetings and of those committees on which he or she served in 2006. Although Columbia does not have a formal policy regarding director attendance at the annual meeting, past practice is that all Directors have attended the annual meeting. At the 2006 Annual Shareholder Meeting all Directors were in attendance.
          The Columbia Board of Directors has three committees: the Governance Committee, the Audit/Examination Committee and the Compensation/Human Resources Committee. The members of the committees are identified in the following table.

		Audit/	Compensation/Human
Director	Governance	Examination	Resources
Charles F. Beardsley	☑
Richard E. Betz	Chair		Chair
William A. Booth	☑
Lori R. Boyd		☑
Dennis L. Carver			☑
Roger L. Christensen
Terry L. Cochran
James J. Doran			☑
Jean S. McKinney		Chair
Donald T. Mitchell	☑	☑	☑
     Governance Committee
          The members of the Governance Committee are Chairperson Richard E. Betz, Director-Nominees Charles F. Beardsley and William A. Booth, and Director Donald T. Mitchell. The Columbia Governance Committee acts for Columbia’s Board on matters requiring prompt action and may perform such other functions as may be requested from time to time by the Board. All committee members are independent. The committee is responsible for annual board evaluations, director nominations, including the selection process, and setting corporate guidelines for committee charters and board training. The Governance Committee met two times in 2006.
     Audit/Examination Committee
          The members of the Audit/Examination Committee are Chairperson Jean S. McKinney, Lori R. Boyd and Donald T. Mitchell, all of whom are independent under the applicable stock exchange listing standards, as determined by the Board. In addition, no committee member participated in the preparation of the financial statements of Columbia or any of Columbia’s current subsidiaries at any time during the past three years. The Audit/Examination Committee reviews the scope of internal and external audit activities, as well as serving in an oversight role for the financial reporting process, determining the hiring and separation of Columbia’s certifying accountants, approving non-audit services and compensation and approving Columbia’s financial statements, audit reports and Securities Exchange Act disclosures. The Audit/Examination Committee has established procedures for receiving, retaining and addressing accounting and audit-related complaints. These procedures also provide for the confidential and anonymous submission of such complaints by employees. The Board of Directors has determined that Ms. Boyd is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The committee met 12 times in 2006. A copy of the charter of the Audit/Examination Committee is available on Columbia’s website.
     Compensation/Human Resources Committee
          The members of the Compensation Committee are Chairperson Richard E. Betz, Dennis L. Carver, James J. Doran and Donald T. Mitchell. The committee serves as the Executive Compensation Committee and recommends appropriate executive compensation, benefits and employment contracts, as well as evaluates the performance of the Chief Executive Officer. All committee members are independent. The committee met seven times during 2006.
CRB’s committees are comprised of the Audit/Examination Committee, the Investment/Asset-Liability Committee and the Loan Committee.
Communications with the Board
          Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address:
Corporate Secretary
Columbia Bancorp
401 E Third Street, Suite 200
PO Box 1050
The Dalles OR 97058
Attn: Board of Directors
          Columbia will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about Columbia. At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes these communications available to the Board on request.
OTHER BUSINESS
          Columbia’s management knows of no other matters to be brought before the Annual Meeting for a vote. However, if other matters are presented for a vote at the Annual Meeting, the proxy holders will vote the shares represented by properly executed proxies according to their best judgment on those matters. At the Annual Meeting, management will report on Columbia’s business, and shareholders will have an opportunity to ask questions. For information concerning the procedures provided by Columbia’s Articles of Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled “PROPOSALS OF SHAREHOLDERS”.

INFORMATION REGARDING EXECUTIVE MANAGEMENT
Executive Officers
     The following table sets forth summary information about the Executive Officers of Columbia and CRB.

			YEARS OF
			BANKING/INDUSTRY
NAME	AGE	POSITION	EXPERIENCE
Roger L. Christensen	49	President and Chief Executive Officer of Columbia, Chief Executive Officer of CRB	26

Greg B. Spear	41	Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Columbia and CRB	22

Craig J. Ortega	50	President of CRB	27

R. Shane Correa	41	Executive Vice President and Chief Banking Officer of CRB	17

Britt W. Thomas	47	Executive Vice President and Chief Credit Officer of CRB	19

Christine M. Herb	43	Executive Vice President and Chief Information Officer of CRB	20

Robert V. Card	56	Executive Vice President and Director of Risk Management of CRB	39
          Roger L. Christensen has served as Chief Executive Officer of Columbia and CRB since May of 2001 and President of CRB from May of 2001 through January 2007. Mr. Christensen continues to serve as President of Columbia, a position he has held as of May 2001. He joined Columbia in May 1999 as Executive Vice President and Chief Operating Officer. See “Nominees for Election as Directors to the Board of Directors of Columbia for a Term Expiring in 2010” for more information about Mr. Christensen.
          Greg B. Spear has served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Columbia and CRB since January of 2007. He served as Executive Vice President and Chief Financial Officer from June 2001 until January 2007. Prior to joining Columbia and CRB, Mr. Spear served as Chief Financial Officer for Linn Benton Bank in Albany, Oregon, from 1997 to 2001. He holds a B.S. degree in Accounting from the University of La Verne, a B.S. degree in Business Administration (Management) from California State University, Chico, and is a licensed Certified Public Accountant in the State of Oregon. Mr. Spear has 22 years of banking experience. He presently serves as a director on the BancSource board.
          Craig J. Ortega has served as President of CRB since January of 2007. He joined CRB in May 1995 and served as President and Chief Executive Officer of CRB from May 1999 until May 2001 and Executive Vice President and Head of Community Banking from May 2001 until September 2004. Mr. Ortega served as Executive Vice President and Chief Operating Officer of CRB from September 2004 until August of 2006. He then served as President and Chief Operating Officer from August 2006 until January 2007. Mr. Ortega has 27 years of banking experience. He attended Blue Mountain Community College and holds a B.S. degree in Business Administration from Eastern Oregon State College, and is a graduate of the Pacific Coast Banking School at the University of Washington. Mr. Ortega presently serves as President of Independent Community Banks of Oregon and is a director for the Oregon Bankers Association.
          R. Shane Correa has served as Executive Vice President and Chief Banking Officer of CRB since September 2004. He joined CRB in July 1998, and served as Vice President and Manager of the Hermiston Branch until May 2001, Senior Vice President and Regional Manager from May 2001 to July 2003 and Executive Vice President and Regional President from July 2003 until September 2004. Mr. Correa holds a B.S. degree in Agricultural Business Management from Oregon State University and is a graduate of Western School of Bank Management. He has 17 years of banking experience.
          Britt W. Thomas has been Executive Vice President and Chief Credit Officer of CRB since November 2001. He joined CRB in June 1998 as Vice President and Loan Administrator. Mr. Thomas holds a B.S. degree in Geology from Oregon State University and a B.S. degree in Business, Financial Institution Management from Oregon State University and is a graduate of the Pacific Coast Banking School at the University of Washington. He has 19 years of banking experience.
          In December 2006, Christine M. Herb was named Executive Vice President and Chief Information Officer of CRB. Prior to joining CRB, Ms. Herb served as Director of IT Applications for Nationwide Insurance from June 2000 until December 2006. Ms. Herb was Merger Project Manager for Fred Meyer/Kroger, Inc., where she was employed from 1993 to 2000. Ms. Herb has over 20 years of information technology experience. She is a member of the Project Management Institute and is a certified Project Manager Professional, and is CSPM certified with the Quality Assurance Institute. Ms. Herb holds a B.S.B.A. in Computer Information Systems from Suffolk University.
          Columbia named Robert V. Card as Executive Vice President and Director of Risk Management of CRB in January 2007. He joined CRB in August 1998 as a Commercial Loan Officer and served in that role until November of 1999. He served as Credit Review Officer from November 1999 to April of 2000, Vice President and Credit Review Officer from April 2000 until August of 2001, and then Vice President and Audit Manager from August 2000 through July 2003. From July of 2003 through January of 2007, he served as Senior Vice President and Audit Manager. Mr. Card holds a B.S. degree in Business Administration from Portland State University and is also an honor graduate of Western Agricultural Banking School, where he served on the faculty for over 10 years. He has 39 years of banking experience.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
          Executive Compensation Overview. The primary goal of the compensation committee of Columbia’s board of directors is to attract and retain executive talent of the highest caliber. The committee seeks to set compensation levels that are consistent with Columbia’s Strategic Plan and Mission Statement, which are updated annually. The committee strives to align total compensation for executive management with corporate performance and the interests of the shareholders. While the committee considers such corporate performance measures as return on equity, asset growth and loan quality, it does not apply any specific quantitative formula in making compensation decisions, other than in the determination of incentive cash compensation, and determining executive compensation on a subjective basis, considering the factors above and the performance evaluations discussed below. In fiscal 2006, compensation for Columbia and CRB’s executives included a base salary, a contingent incentive cash component tied to operating performance, a Salary Continuation Plan, a Deferred Compensation and Split-Dollar Plan, Equity Compensation in the form of stock options and/or restricted stock grants, Phantom Stock (stock appreciation rights without equity ownership), Employee Stock Ownership Plan, 401(k) employer matching contributions, social, golf or country club memberships, personal use of company vehicle and cell phones, relocation packages and six weeks annual vacation.
          Columbia has not engaged the services of an outside compensation consultant in the design and analysis of our executive compensation practices. Instead, the CEO and board Compensation Committee review and prepare all executive compensation components and amounts, presenting their recommendations to the full board for approval. This review includes benchmark comparisons of nine to 12 peer group banks with assets between $750 million and $2 billion.
Elements of Compensation
          Base Salary. Columbia and CRB provide named executive officers with a base salary for services rendered during the fiscal year, determined individually for each executive based on his or her position and level of responsibility. Salary surveys of other Northwest community bank peer groups are reviewed and factored into the process to ensure fair rates of compensation in an increasingly competitive labor market; base compensation for Columbia and CRB executives is designed to fall into the medium to lower end of the median range of the peer group because the performance incentive benefit is intended to comprise approximately half of the annual compensation.
          Each of Columbia’s outside directors completes a written evaluation of the performance of Columbia’s President and CEO each year. The evaluations are summarized by the Chairman of the Columbia Board and discussed by the Compensation Committee and then reviewed with the President and Chief Executive Officer. Mr. Christensen prepares the reviews annually of other executive officers of Columbia and CRB and discusses them with the committee.
          Performance-Based Incentive Compensation. Incentive cash compensation is linked to specific objectives for each executive. The Compensation Committee determines the appropriate percentage of each individual executive officer’s incentive compensation. The committee believes this is a superior approach for rewarding and motivating executives for meeting and/or exceeding corporate strategic goals. The Compensation Committee sets the goal for each category along with a range of target levels. The Board of Directors ratifies the incentive cash compensation as part of the entire salary package. At year-end, the target level achieved for each performance measure is combined to arrive at the final incentive compensation award.
          Retirement Plan. In 2002, CRB entered into salary continuation and deferred compensation plan agreements (see narrative following Pension Benefit and Deferred Compensation Tables for additional plan detail) for the purpose of providing incentives for key personnel to remain in the employ of Columbia and CRB. The executives covered by such agreements are Roger L. Christensen, President and Chief Executive Officer of Columbia and Chief Executive Officer of CRB; Greg B. Spear, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Columbia and CRB; Craig J. Ortega, President, CRB; R. Shane Correa, Executive Vice President and Chief Banking Officer of CRB and Britt W. Thomas, Executive Vice President and Chief Credit Officer, CRB. Copies of the agreements are incorporated by reference into Columbia’s Form 10-K for the 2006 fiscal year. In addition, Columbia maintains an Employee Stock Ownership Plan (the “ESOP”) and a 401(k) Plan for the benefit of all employees qualifying under the plans.
          Columbia maintains an Employee Stock Ownership Plan (the “ESOP”) for the benefit of all employees. Employees of Columbia and CRB who have been credited with at least 1,000 hours of service in the prior year and have attained age 20, including executive officers, are eligible to participate in the ESOP. Cash dividends from Columbia stock are the main source of funding for the ESOP, as well as contributions made by CRB and interest earned on money market instruments. Contributions by participants are not permitted. ESOP contributions are based on a calculation guideline of approximately 1% of expected base compensation, including salaries, commissions and overtime; contributions are accrued as long as they do not jeopardize the minimum financial targets as approved by the Board of Directors. Assets of the ESOP are used primarily to purchase shares of Columbia’s common stock. Terms of the ESOP provide that the ESOP may not purchase Columbia common stock for a price in excess of its fair market value as reported on the NASDAQ exchange. On December 31, 2006, the ESOP held 2,623, 904, 7,530, 2,057 and 2,365 shares of Columbia stock and a cash balance of $2,353, $2,240, $2,676, $2,316 and $2,365 for the accounts of Mr. Christensen, Mr. Spear, Mr. Ortega, Mr. Correa and Mr. Thomas, respectively. All shares described are vested and dividends are payable to the executives’ accounts under the ESOP. As of December 31, 2006, the ESOP held 272,400 shares of Columbia common stock. At that date, the ESOP held $20,561 in cash and 333 employees were participants in the plan.
          Under CRB’s 401(k) Plan, officers and employees of Columbia and CRB may elect to defer up to the Internal Revenue Service limit of their compensation, and CRB makes matching contributions to the accounts of officers and employees of CRB equal to 100% of the first 4% of compensation that any officer or employee elects to defer, subject to limitations under the Internal Revenue Code of 1986. The Board determined the 4% match based on the recommendation of CRB’s management that a safe-harbor plan be adopted. The match is paid for by cash on hand and/or current earnings. Participant contributions are self-directed and are distributed to employees upon retirement, permanent disability, death, termination of employment or the occurrences of conditions constituting extraordinary hardship.
          Long-Term Incentive Program. The Board, at its discretion, periodically awards incentive compensation in the form of stock option and restricted stock grants to executive officers, Board members and other employees. All stock options and grants are issued at fair market value as of the dates of the awards. The Incentive Plan enables Columbia and its subsidiaries to attract and retain qualified and talented employees and Board members by offering them an opportunity to participate in the growth and ownership of Columbia. There is no formal equity compensation policy, and grants may, but are not required, to be awarded annually. Factors influencing the Board’s decision to grant equity compensation include, but are not limited to: past practice and history of equity compensation grants;

competitive market conditions; financial effects of the equity compensation; recommendations from the CEO with respect to executive officers other than himself; desire to provide incentives in attracting new hires; limitations set by stockholders and alignment with shareholder expectations. Columbia’s Board of Directors requires each executive officer to own at least a minimum of $50,000 worth of Columbia Bancorp stock. This amount increases to $100,000 for the CEO. These ownership requirements do not include ESOP, phantom stock (stock appreciation rights), unvested restricted stock grants and stock options. However, they do include vested stock awards.
          Another component of Columbia’s equity compensation plan is a phantom stock program. The purpose of the program is to provide incentives in the form of stock appreciation rights to executives which do not result in equity ownership. Compensation under the plan is directly tied to the performance of Columbia Bancorp common stock. Such compensation will be settled in cash rather than stock. The program is one of the incentive tools authorized under Columbia’s existing Stock Incentive Plan. Refer to the Option Exercises and Stock Vested table narrative on page 17 regarding Mr. Christensen’s phantom stock agreement with Columbia for additional disclosure regarding this benefit.
          Death Benefit Compensation. In connection with the retirement agreements outlined above, CRB purchased certain life insurance policies referred to as bank-owned life insurance (“BOLI”).The Split Dollar Plan (SDP) allows participants the right to designate a beneficiary of pre-established death proceeds. The participants in the SDP are Messrs. Christensen, Spear, Ortega, Correa and Thomas; the death proceeds are $250,000 for Mr. Christensen and $165,000 for the other named executive officers. The policies are purchased and premiums maintained by Columbia River Bank. Each participant has a tax liability for the imputed economic benefit on an annual basis. If the participant ceases to be an employee for any reason before age 55, then the designated beneficiary has no rights with respect to the death proceeds.
          Severance Plan. Severance plan benefits are contractually outlined and exist in the executives’ employment and salary continuation plan agreements. They provide for lump-sum payments and acceleration of salary continuation plan benefits. In addition, unvested equity compensation may fully vest in the event of termination. For purposes of this plan, a period of continuous full-time employment for six months or more in a calendar year shall count as a full calendar year. If for any period the executive has been employed simultaneously by Columbia or CRB and by one or more of its affiliates, such period shall count only once in determining the severance payment under this agreement. The severance payment will be paid in full within thirty (30) days of the date of the executive’s termination. The termination of an executive’s employment with Columbia or CRB shall constitute a tender by said executive of his or her resignation as an officer of Columbia or CRB and as a member of any Board of Directors or Board committees of Columbia or its affiliates if the executive is a member thereof at the time of the termination. If employment is terminated by employee with cause, or by Columbia or CRB without cause, employee shall be paid all base salary and benefits accrued under the agreement as of the termination date. The employee shall also be entitled to a severance payment equal to the lesser of (1) four month’s base salary as of the date of termination multiplied by the number of full calendar years employee has been employed by Columbia or CRB, or its predecessors, or, (2) one month’s base salary as of the date of termination multiplied by twenty-four (24).
          Change of Control Benefits. A change of control results from a change of ownership in which a new management team will oversee the company’s day-to-day and long-term strategic plans. If a change of control should occur and the executive is retained by the new owner, then there is a period of three years following change of control in which the executive’s employment agreement remains in force with respect to benefits associated with the change of control contract terms. If a change in control of Columbia occurs while employment agreements are in effect, named executives shall have ninety (90) days following the date of such change of control becomes effective to elect to terminate employment with Columbia or CRB with cause. If the executive elects to terminate, he or she shall receive all payments and benefits due them under their employment agreement. If an executive, following such change of control, is offered an executive officer position with the acquiring company with significant responsibility and compensation commensurate (and substantially equivalent to his or her previous compensation) with such responsibility, and the executive nonetheless elects to terminate his or her employment under the agreement, the executive shall be entitled to a maximum severance payment equal to one month’s base salary as of the date of termination multiplied by nine (9).

In the event of a change of control, incentive compensation will be calculated as follows:
          Annual Salary of Executive Officer x Percent of Payout (70% if President/CFO/CAO, 60% for all other Executives) or (75% if CEO) x % of year completed as of the date of the buyout.
Example:
CFO Salary: $100,000
% Payout: 60%
Merger Date: September 30, or (75% of year completed)
              $100,000 x 60% x 75% = $45,000, or the actual Incentive Compensation earned, whichever is greater.
In addition, the three-year incentive compensation will be paid on a pro-rata basis or based on the actual amount earned, whichever is greater.
          Other Compensation. Columbia and CRB provide named executives with, and annually review, certain perquisites and personal benefits the Compensation Committee believes are in keeping with the overall compensation philosophy set forth by the Board of Directors. Other perquisites and benefits include access to company automobiles with personal mileage reimbursed at the current IRS rate, social, country club and gym memberships paid by Columbia and CRB and treated as taxable income to the executive, use of company cell phones with personal usage reimbursed to the company and social outings for purposes of networking and public relations. Columbia and CRB also offer executives benefits on the same terms as other employees. Those benefits include medical, dental and life insurance as well as discounts on CRB products.
          Relocation benefits are also reimbursed and treated as taxable income as per IRS statutes; while most relocations follow the policy, some are negotiated on an individual basis. The purpose of this policy is to ensure executive officers and their families, as well as all other employees, are able to maintain an equal financial position as relates to their residential dwellings and out-of-pocket relocation-related expenses. In order to be eligible for the relocation benefit, all employees must meet the following criteria: the employee’s new principal workplace must be at least 50 miles from current workplace; the program may be used only once every two years from the date of the last relocation agreement, unless Columbia or CRB has requested the transfer; the employee must remain in a relocated position for 12 months. If these conditions are not met, they will be required to repay a pro-rata share of the total amount paid in the package. All benefits are treated accordingly under IRS statutes as qualified and non-qualified expenses. Whenever possible, Columbia and CRB pay IRS-qualified moving expenses directly rather than by reimbursing the employee.
          The Compensation Committee believes that the programs for executive officer compensation serve the interests of Columbia’s shareholders by providing the motivation for executives to contribute to the overall long-term success and value of Columbia.
          This report is submitted by the outside directors of the Columbia Compensation Committee, consisting of Chairperson Richard E. Betz, Dennis L. Carver, James J. Doran and Donald T. Mitchell.

SUMMARY COMPENSATION TABLE

								Change in
								Pension Value
								and Nonqualified
						Non-Equity		Deferred	All Other
					Option	Incentive Plan		Compensation	Compensation
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards($) [3]	Awards ($) [4]	Compensation ($)		Earnings ($) [8]	($)		Total ($)
Roger L. Christensen	2006	220,000	—	25,564	58,801	280,500	[5]	97,523	18,346	[9]	663,409
President and Chief Executive Officer of Columbia, Chief Executive Officer of CRB

Greg B. Spear	2006	145,708	—	25,564	3,267	168,800	[6]	45,404	37,024	[10]	443,976
Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Columbia and CRB

Craig J. Ortega	2006	127,125	—	25,564	3,267	121,880	[7]	85,419	16,000	[11]	397,464
President of CRB

R. Shane Correa	2006	125,292	—	25,564	3,267	119,700		35,357	59,801	[12]	387,190
Executive Vice President, Chief Banking Officer of CRB

Britt W. Thomas	2006	121,625	—	25,564	3,267	116,340		59,760	13,472	[13]	358,237
Executive Vice President, Chief Banking Officer of CRB

(1)	Salary compensation includes only base wages for all named executives.

(2)	Columbia and did not award any cash bonuses based on non-established performance targets in 2006.

(3)	See footnote number four (4).

(4)	The amounts disclosed in the “Stock Awards” and “Option Awards” columns are the dollar amounts recognized as the expense for equity awards for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No 123 (R), “Share-Based Payments” (SFAS 123(R)). This includes amounts related to awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are described in Note 2 of Columbia’s audited financial statements for the year ended December 31, 20067, and are included in Columbia’s Annual report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(5)	Non-equity incentive plan compensation earned in 2006, paid in 2007 includes deferred compensation in the amount of $70,125 for the bonus of Mr. Christensen.

(6)	Non-equity incentive plan compensation earned in 2006, paid in 2007 includes deferred compensation in the amount of $16,880 for the bonus of Mr. Spear.

(7)	Non-equity incentive plan compensation earned in 2006, paid in 2007 includes deferred compensation in the amount of $30,470 for the bonus of Mr. Ortega.

(8)	The values in this column represent for each individual the sum of the increase in present value of accumulated benefits under the Salary Continuation Plan (SCP) and the above-market or preferential interest credited under the Deferred Compensation Plan (DCP) for the year ending December 31, 2006.

	Change in	Above-Market
	Pension Value	Earnings
Executive	(SCP) $	(DCP) $	Total ($)
Roger L. Christensen	93,642	3,881	97,523
Greg B. Spear	44,708	696	45,404
Craig J. Ortega	84,756	663	85,419
R. Shane Correa	35,357	—	35,357
Britt W. Thomas	59,760	—	59,760

(9)	Includes $2,145 allocated under the ESOP; $4,111 in health insurance premiums paid; $8,800 in annual employer 401(k) contributions and $2,280 in country club dues for Mr. Christensen.

(10)	Includes $2,145 allocated under the ESOP; $4,111 in health insurance premiums paid; $8,800 in annual employer 401(k) contributions, $1,824 in country club dues and $19,265 in relocation compensation for Mr. Spear. Excludes the aggregate incremental cost to Columbia of the purchase of Mr. Spear’s Oregon home in connection with his relocation to the Vancouver, Washington market. Columbia retains the home as an asset with the intent of selling it at a future date. Until the home is sold, the aggregate incremental cost of the purchase to Columbia cannot be determined. When the home is sold and such amount is ascertained, Columbia will file a Form 8-K, reporting said amount.

(11)	Includes $2,145 allocated under the ESOP; $4,111 in health insurance premiums paid and $8,800 in annual employer 401(k) contributions Mr. Ortega.

(12)	Includes $2,145 allocated under the ESOP; $4,111 in health insurance premiums paid; $8,800 in annual employer 401(k) contributions and $43,873 in relocation compensation for Mr. Correa.

(13)	Includes $2,145 allocated under the ESOP; $4,111 in health insurance premiums paid; $8,800 in annual employer 401(k) contributions and $1,557 in country club dues for Mr. Thomas.
           On April 15, 2006, Columbia entered into an agreement with Roger L. Christensen, Columbia’s President and Chief Executive Officer, and CRB’s Chief Executive Officer. The agreement calls for a two-year employment term, expiring April 15, 2008. If Mr. Christensen terminates his employment without cause, or if his employment is terminated for cause, he is subject to non-competition provisions covering a defined geographic area, including any county in Oregon or Washington in which Columbia or any of its affiliates has a place of business at the time of termination, for one year following termination, and is liable for liquidated damages in the event he breaches these provisions. The non-competition provisions do not apply if Mr. Christensen terminates his employment within 90 days after a change of control of Columbia. If Mr. Christensen’s employment is terminated by him with cause or within 90 days after a change of control, or by Columbia without cause, he is entitled to all earned and unpaid base salary and benefits, plus a severance payment equal to the lesser of four month’s base salary as of the date of termination times the number of full calendar years of his employment by Columbia, or one month’s base salary as of the date of termination multiplied by twenty-four (24). Mr. Christensen would receive no such severance payment if he terminates his employment without cause, or if Columbia terminates his employment with cause.
          On April 15, 2006, Columbia entered into employment agreements with Greg B. Spear, Columbia and CRB’s Chief Financial Officer and Chief Administrative Officer. On the same date, CRB entered into employment agreements with Craig J. Ortega, CRB’s President, R. Shane Correa, CRB’s Chief Banking Officer and Britt W. Thomas, CRB’s Chief Credit Officer. The agreements provide for a two-year employment term for each named executive, expiring on April 15, 2008. All of the afore-mentioned agreements contain provisions relating to termination and non-competition which are similar in all material respects, other than with respect to base salary amounts, to those in the above-described employment agreement between Columbia and Mr. Christensen.
          All named Executive Officers, including retirees, will be paid a performance-based incentive compensation bonus annually, on or by January 15, based on the outcomes of the prior calendar year’s goals for Columbia and CRB. If terminated, the individual will be paid incentive compensation to the date of termination, which will be calculated and paid out thirty (30) days after separation from Columbia or CRB. Executives who retire during the year will earn incentive compensation through retirement date. If an executive is reassigned to a position with a different incentive compensation formula, payout will be calculated on a pro-rata basis.
          In 2006, Mr. Christensen and Mr. Spear were eligible to earn a percentage of their base salary as incentive compensation, based on the achievement of specific goals tied to (1) return on equity; (2) loan quality; (3) non-financial goals and (4) average asset growth. The performance-based compensation plan payout is also limited by floors and ceilings as outlined in the document. Ceilings are set as follows: Executive Officers can receive up to their current salary multiplied by % of Payout (as noted in “Change of Control Benefits” paragraph, under the incentive compensation calculation example), multiplied by 140% in all categories if ROAE (Return on Average Equity) meets or exceeds 18%. This assumes named executives have exceeded every individual goal. Floors for incentive payout are initiated when ROAE drops below 14.01%. Although performance measures and their relative weighting factors vary with each individual named executive officer, incentive cash compensation for Messrs. Ortega, Correa and Thomas is based on a similar quantitative formula as Messrs. Christensen and Spear, with two additional components: (1) average deposit growth and (2) average loan growth.
          An example of the Incentive Compensation Calculation with goals reaching target is described below:

			Avg Deposit		Non-	Asset	Loan		% of
			Growth	Loan	Financial	Growth	Growth		Salary
Executive	Salary Base	ROAE	Goal	Quality	Goals	Goals	Goals	Total	Eligible
Executive Officer	125,000	25%	15%	50%	10%	0%	0%	100%	60%
Rate Multiplier		1.0	1.0	1.0	1.0	1.0	1.0	1.0
Year-End Incentive Bonus		18,750	11,250	37,500	7,500	—	—	75,000
In 2006, Mr. Christensen earned incentive cash compensation in the amount of $280,500, or 127% of his total base compensation of $220,000. Mr. Spear earned incentive cash compensation in the amount of $168,800, or 115% of his total base compensation of $145,708. Mr. Ortega earned incentive cash compensation of $121,880, or 95% of his total base compensation of $127,125; Mr. Correa earned incentive cash compensation in the amount of $119,700, or 95% of his base compensation of $125,292;

and Mr. Thomas earned incentive cash compensation of $116,340, or 95% of his base compensation of $121,625. For the year ended December 31, 2006, bonuses totaling $3,177,710 were earned by Company employees, including $807,220 earned by executive officers as a group.
          In 2004, the Compensation Committee approved an addendum to the Executive incentive compensation program in the form of a three-year incentive payout computation which was remitted to the named executives in 2007. This program was designed to measure performance in an objective rather than subjective manner, simplify monitoring, reflect the mission of Columbia and focus on major areas of responsibility of Columbia and CRB. It was also intended to increase Columbia’s profitability by rewarding the executive team for performance in excess of goals, reward teamwork which focused on Company goals, relate payout to performance in a timely manner and offer a competitive compensation program with the goal of recruiting and retaining top performing employees. Executives were required to meet the minimum of all three plan components in order to receive the bonus, which was the average of the three key areas for the years 2004-2006. This incentive plan included a one-time payout for which eligibility was determined upon full attainment of established goals.
The components used to determine the three-year incentive payout were as follows:
     Return on Equity: The year-end ROE (Return on Equity) for each year divided by three.
     Avg. Asset Growth: Asset Growth for each year divided by three.
     Avg. Loan Quality: Average Loan Quality for each year divided by three.
Example of a 10% Bonus Calculation:
$100,000 (base salary of the first year measurement) x 10% = $10,000; this is provided all three criteria are met at the minimum level.
          As of December 31, 2006, neither Columbia nor CRB had employment contracts with any executive officers other than Messrs. Christensen, Spear, Ortega, Correa, Thomas and Ms. Herb.
          In 2006, Columbia’s Board of Directors initiated a strategic plan to enter into the Vancouver, Washington market with the intent of expanding CRB’s presence in the Portland, Oregon metro area. As part of the initial strategy, executive officers Greg Spear and R. Shane Correa were relocated to the Vancouver market, as per Columbia’s policy. To that end, Columbia entered into an agreement with Mr. Spear for the purchase of his primary residence in Oregon. The purchase of Mr. Spear’s home was transacted in the amount of $612,000, and Columbia retains the home as an asset with the intent of selling it at a future date.
GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity
		Incentive Plan Awards [1]			Incentive Plan Awards [2]
											Grant Date
								All Other Stock	All Other Option	Exercise or	Fair Value of
								Awards: Numbers	Awards: Number of	Base Price of	Stock and
	Grant							of Shares of Stock	Securities Underlying	Option Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#) [3]	Option (#)	($/sh)	Awards [4]
Roger L. Christensen	8/1/06	74,063	193,125	270,375	—	—	—	2,000			47,040
Greg B. Spear	8/1/06	44,241	115,360	161,504	—	—	—	2,000			47,040
Craig J. Ortega	8/1/06	39,592	95,172	133,241	—	—	—	2,000			47,040
R. Shane Correa	8/1/06	33,421	80,340	112,476	—	—	—	2,000			47,040
Britt W. Thomas	8/1/06	26,446	77,868	109,015	—	—	—	2,000			47,040

(1)	These columns indicate the range of estimated future payouts that may be earned in 2007 under Columbia River Bank’s Executive Officer Incentive Compensation Plan, which is described in the section titled “Performance Based Incentive Compensation” in the Compensation Discussion and Analysis. The 2007 threshold, target and maximum bonus payments based on 2006 performance have been calculated based on the metrics outlined under the Summary Compensation Table narrative which discusses CRB’s Executive Officer Incentive Compensation Plan.

(2)	Columbia does not have an Equity Incentive Plan Award program.

(3)	In 2006, 2,000 shares each of restricted stock were granted to Mr. Christensen, Mr. Spear, Mr. Ortega, Mr. Correa and Mr. Thomas. For each of the named executive officers, the value of the stock award at December 31, 2006 was $25,564, based on the closing market price of Columbia’s unrestricted stock at the end of 2006; stated value is listed in the “Summary Compensation Table” under the “Stock Awards” column. Four hundred (400) shares vested on the grant date of August 1, 2006; 400 shares will vest in each of the succeeding four years. Columbia will pay dividends on the vested and unvested restricted stock.

(4)	In 2006, 2,000 shares each of restricted stock were granted to each of the named executive officers. The value of the restricted stock at December 31, 2006 was $47,040, based on the closing market price of Columbia’s stock at the end of 2006. 400 shares vested on the grant date of August 1, 2006; 400 shares will vest in each of the succeeding four years. Columbia will pay dividends on the vested and unvested restricted stock; in 2006, each of the named executives received $787 in dividends on unvested restricted stock, and is included in the “All Other Compensation” column of the “Summary Compensation Table.”
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity Incentive Plan
			Equity Incentive Plan					Equity Incentive Plan	Awards: Market or
	Number of	Number of	Awards: Number of			Number of	Market Value	Awards: Number of	Payout Value of
	Securities	Securities	Securities Underlying			Shares or	of Shares or	Unearned Shares,	Unearned Shares,
	Underlying	Underlying	Unexercised	Option	Option	Units of Stock	Units of Stock	Units, or Other Rights	Units, or Other Rights
	Options (#)	Options (#)	Unearned Options (#)	Exercise	Expiration	That Have Not	That Have Not	That Have Not	That Have Not Vested
Name	Exercisable	Unexercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	($)
Roger L. Christensen	13,052	—	—	5.99	2/15/2011	2,700	71,415	—	—
	42,537	—	—	8.15	12/20/2011
	6,048	—	—	12.32	12/30/2012
	12,098	—	—	12.40	1/2/2013
	6,600	4,400	—	15.85	1/2/2014
	5,499	—	—	16.44	1/31/2015
	5,500	—	—	19.86	11/17/2015

Greg B. Spear	17,000	—	—	8.15	12/20/2011	2,700	71,415	—	—
	3,630	—	—	12.32	12/30/2012
	5,445	—	—	12.40	1/2/2013
	2,640	1,760	—	15.85	1/2/2014
	2,200	—	—	16.44	1/31/2015
	5,500	—	—	19.86	11/17/2015

Craig J. Ortega	1,573	—	—	4.62	8/11/2007	2,700	71,415	—	—
	2,662	—	—	5.68	1/3/2010
	2,662	—	—	5.99	2/15/2011
	26,940	—	—	8.15	12/20/2011
	3,630	—	—	12.32	12/30/2012
	5,445	—	—	12.40	1/2/2013
	2,640	1,760	—	15.85	1/2/2014
	2,200	—	—	16.44	1/31/2015
	5,500	—	—	19.86	11/17/2015

R. Shane Correa	2,178	—	—	5.99	2/15/2011	2,700	71,415	—	—
	2,178	—	—	12.32	12/30/2012
	2,640	1,760	—	15.85	1/2/2014
	2,200	—	—	16.44	1/31/2015
	5,500	—	—	19.86	11/17/2015

Britt W. Thomas	2,178	—	—	5.68	1/3/2010	2,700	71,415	—	—
	2,178	—	—	5.99	2/15/2011
	12,781	—	—	8.15	12/20/2011
	3,630	—	—	12.32	12/30/2012
	5,445	—	—	12.40	1/2/2013
	2,640	1,760	—	15.85	1/2/2014
	2,200	—	—	16.44	1/31/2015
	5,500	—	—	19.86	11/17/2015
Generally, option grants vest immediately and expire ten years from the date of the grant. However, on January 2, 2004, a grant was awarded to the named executives which vested 20% on the date of the grant, vest 20% per year for four years from the date of the grant, and expire in 2014. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant. Awards are exercisable at the discretion of the named executives.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on	Value Realized on		Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)		Vesting (#) [7]	on Vesting ($) [8]
Roger L. Christensen	22,760 [1]	382,811	[2]	950	24,451
Greg B. Spear	5,000	85,695	[3]	950	24,451
Craig J. Ortega	1,573	27,339	[4]	950	24,451
R. Shane Correa	2,178	40,431	[5]	950	24,451
Britt W. Thomas	15,445	249,259	[6]	950	24,451

(1)	Includes the net exercised proceeds of $292,179 related to Mr. Christensen’s phantom stock exercise of September 25, 2006. Also includes 2,420 shares with net proceeds of $34,630 exercised on January 18, 2006; 555 shares with net proceeds of $10,501 and 2,445 shares with net proceeds of $45,501, both exercised on September 26, 2006.

(2)	Includes 793 shares with net proceeds of $13,465; 2,500 shares with net proceeds of $43,125; 1,000 shares with net proceeds of $17,100 and 707 shares with net proceeds of $12,005, all exercised by Mr. Spear on October 16, 2006.

(3)	Includes 1,573 shares with net proceeds of $27,339, exercised on January 11, 2006 by Mr. Ortega.

(4)	Includes 425 shares with net proceeds of $7,973 exercised on July 31, 2006; 1,143 shares with net proceeds of $21,008 exercised on August 1, 2006 and 610 shares with net proceeds of $11,450 exercised on August 2, 2006 by Mr. Correa.

(5)	Includes 2,420 shares with net proceeds of $36,300 and 13,025 shares with net proceeds of $212,959, all exercised on August 30, 2006 by Mr. Thomas.

(6)	Includes 400 shares vested on August 1, 2006 and 550 shares vested on November 17, 2006, for all named executive officers.

(7)	Includes $9,408 in realized value on the 400 shares vested on August 1, 2006, and $15,043 in realized value on the 550 shares vested on November 17, 2006, for each of the named executives.
          On June 13, 2002, Columbia entered into a phantom stock agreement with its President and Chief Executive Officer Roger L. Christensen, granting him 17,340 units of stock at $8.15 per share. The purpose of this agreement was to provide an incentive in the form of stock appreciation rights to this named executive officer. Compensation under this agreement was tied directly to the performance of Columbia common stock. Such compensation is payable in cash, not stock, and was taken into consideration by the Executive Committee when they reviewed and approved Mr. Christensen’s total compensation package.
          On December 31, 2006, the closing sales price of Columbia’s stock was $26.45. For purposes of the foregoing table, stock options with an exercise price less than that amount are deemed “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.
Equity Compensation Plan Summary
          The following table shows the status of option grants under Columbia’s stock incentive plan as of December 31, 2006:
Equity Compensation Information

# of Securities Remaining
Available for Future
	# of Securities to Be	Weighted - Average	Issuance Under Plan
	Issued on Exercise of	Exercise Price of	(Excluding Securities in
Plan Category	Outstanding Options	Outstanding Options	Column (a) )
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	513,768	$11.62	463,491

Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	513,768	$11.62	463,491

PENSION BENEFITS TABLE

				Payments
			Present Value	During
			of	Last
		Number of Years	Accumulated	Fiscal
		Credited	Benefit	Year
Name	Plan Name	Service (#) [1]	($) [2]	($)
Roger L. Christensen	Salary Continuation Agreement	—	294,660	—
Greg B. Spear	Salary Continuation Agreement	—	145,040	—
Craig J. Ortega	Salary Continuation Agreement	—	257,220	—
R. Shane Correa	Salary Continuation Agreement	—	90,122	—
Britt W. Thomas	Salary Continuation Agreement	—	159,548	—

(1)	Number of Years Credited Service has no bearing on CRB’s calculation of benefit.

(2)	Current present value of accumulated benefit is derived using the following discount rates: 5.6% for Mr. Ortega; 5.7% for Messrs. Christensen and Thomas and 5.9% for Messrs. Spear and Correa. Calculations assume all individuals remain employed to their normal retirement age. Salary Continuation payments are not available as a lump sum.
          Columbia River Bank adopted a Salary Continuation Plan (SCP) for named executives, providing a non-qualified, unfunded plan designed to provide participants with a 20-year income payment beginning at age 62 (normal retirement age). Vested benefits accrue according to a fixed schedule unique to each individual, with the ultimate benefit dependent only upon the timing of, and reason for, termination of employment with Columbia or CRB. If termination occurs on or after normal retirement age, the initial annual benefits payable are $94,006, $88,598, $75,395, $72,000 and $69,598 for Messrs. Christensen, Spear, Ortega, Correa and Thomas, respectively. Normal retirement benefits increase 3% annually during the 20-year certain payment period. Reduced benefits are available upon termination prior to normal retirement age; however, other than termination by reason of death or disability, payments will not commence prior to normal retirement age. Additionally, if a participant terminates employment for reasons other than death or disability prior to age 55 (early retirement age), the benefit will not increase 3% annually, but will remain level throughout the 20-year payment period.
NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Aggregate
		Contribution in	Contributions	Earnings in	Distributions in	Balance at
Name and Principal Position	Year	Last FY ($) [1]	in Last FY ($)	Last FY ($) [2]	Last FY ($)	Last FY ($) [3]
Roger L. Christensen	2006	54,987	—	13,113	—	171,259
President and Chief Executive Officer of Columbia, Chief Executive Officer of CRB

Greg B. Spear	2006	9,147	—	2,364	—	30,875
Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Columbia and CRB

Craig J. Ortega	2006	8,227	—	2,259	—	29,498
President of CRB

R. Shane Correa	2006	—	—	—	—	—
Executive Vice President, Chief Banking Officer of CRB

Britt W. Thomas	2006	—	—	—	—	—
Executive Vice President, Chief Credit Officer of CRB

(1)	Voluntary deferred compensation contributions under CRB’s Non-Qualified Plan were made in 2006 by each of the named executives in accordance with the plan document; each of the executives deferred a pre-determined percentage of their incentive compensation earned in 2005, and paid in 2006. The amounts reported in this column were previously reported as compensation in the “Summary Compensation” table for 2005.

(2)	The aggregate earnings in 2006 for each of the named executive officers are comprised of the interest calculated on the deferred compensation at a rate of 8% per annum, compounded monthly. The above-market or preferential portion of earnings reported in this column is also reported in the “Summary Compensation” table as follows: $3,881 for Mr. Christensen, $696 for Mr. Spear and $663 for Mr. Ortega.

(3)	The following table provides information about the amounts reported in this column which are disclosed in the “Summary Compensation” table for this year (footnote number 8, “Above-Market Earnings (DCP)”) and amounts previously reported in the “Summary Compensation” table in prior years.

	2006	Previous
Executive	($)	Years ($)	Total ($)
Roger L. Christensen	3,881	140,640	144,521
Greg B. Spear	696	25,104	25,800
Craig J. Ortega	663	23,779	24,442
R. Shane Correa	—	—	—
Britt W. Thomas	—	—	—
          Columbia River Bank offers a non-qualified Deferred Compensation Plan to executive officers. The plan is voluntary and allows the participant to defer a portion of their annual incentive compensation, which accrues interest at an annual rate of 8% compounded monthly. Other than upon termination of employment due to death or disability where benefits commence the month following termination, participants are eligible to begin distribution at the later of age 55 (normal retirement age) or termination of employment and receive equal monthly payments over a 20-year period. If the participant voluntarily terminates employment before normal retirement age for reasons other than disability or a change in control of Columbia, interest after termination accrues at an annual rate of 4% compounded monthly until all benefits are paid. If the participant is involuntarily terminated before normal retirement age for reasons other than disability or a change in control of Columbia, interest after termination accrues at an annual rate of 6% compounded monthly until all benefits are paid. If the participant terminates employment after normal retirement age or terminates employment due to death, disability or change in control of Columbia, interest after termination accrues at an annual rate of 8% compounded monthly until all benefits are paid. The plan participants are considered unsecured creditors of the Bank for payment of benefits under the Plan.
POST-EMPLOYMENT PAYMENTS
          The following table sets forth potential post-employment payments which the named executives would have received under certain circumstances if their employment terminated as of December 31, 2006. The amounts disclosed assume the triggering event(s) occurred on the last business day of last fiscal year (December 29, 2006) and the price per share of Columbia’s stock was the closing market price as of that day ($26.45 per share):

POTENTIAL POST-EMPLOYMENT PAYMENTS

		Acceleration of	Increase
		Continuation of	(Decrease)
		Equity Awards	in Present		Total
	Lump Sum	(unamortized	Value of	Performance	Potential
	Severance	expense as of	Pension	Incentive	Termination
Named Executive Officer	Payment	12/31/06)	Benefit [1]	Bonus	Benefits
Current
Roger L. Christensen
* Voluntary Retirement	—	—	(6,576)	280,500	273,924
* Disability	—	—	(26,341)	280,500	254,159
* Death	—	—	1,155,017	280,500	1,435,517
* Voluntary Termination without cause	—	—	(6,576)	280,500	273,924
* Termination without cause	500,000	—	(6,576)	280,500	773,924
* Termination with cause	—	—	(294,660)	280,500	(14,160)
* Voluntary Termination due to Change in Duties or Demotion as a result of Change in Control (CIC)	500,000	57,758	248,725	280,500	1,086,983
* Involuntary Termination without cause as a result of CIC	500,000	57,758	248,725	280,500	1,086,983
* Voluntary Termination as a result of CIC	187,500	57,758	248,725	280,500	774,483
Greg B. Spear
* Voluntary Retirement	—	—	(2,982)	168,800	165,818
* Disability	—	—	(31,985)	168,800	136,815
* Death	—	—	1,198,024	168,800	1,366,824
* Voluntary Termination without cause	—	—	(2,982)	168,800	165,818
* Termination without cause	291,416	—	(2,982)	168,800	457,234
* Termination with cause	—	—	(145,040)	168,800	23,760
* Voluntary Termination due to Change in Duties or Demotion as a result of Change in Control (CIC)	291,416	55,649	123,145	168,800	639,010
* Involuntary Termination without cause as a result of CIC	291,416	55,649	123,145	168,800	639,010
* Voluntary Termination as a result of CIC	109,281	55,649	123,145	168,800	456,875
Craig J. Ortega
* Voluntary Retirement	—	—	(5,962)	121,880	115,918
* Disability	—	—	(20,842)	121,880	101,038
* Death	—	—	915,527	121,880	1,037,407
* Voluntary Termination without cause	—	—	(5,962)	121,880	115,918
* Termination without cause	254,250	—	(5,962)	121,880	370,168
* Termination with cause	—	—	(257,220)	121,880	(135,340)
* Voluntary Termination due to Change in Duties or Demotion as a result of Change in Control (CIC)	254,250	55,649	217,972	121,880	649,751
* Involuntary Termination without cause as a result of CIC	254,250	55,649	217,972	121,880	649,751
* Voluntary Termination as a result of CIC	95,344	55,649	217,972	121,880	490,845
R. Shane Correa
* Voluntary Retirement	—	—	(1,852)	119,700	117,848
* Disability	—	—	(19,347)	119,700	100,353
* Death	—	—	1,001,331	119,700	1,121,031
* Voluntary Termination without cause	—	—	(1,852)	119,700	117,848
* Termination without cause	250,584	—	(1,852)	119,700	368,432
* Termination with cause	—	—	(90,122)	119,700	29,578
* Voluntary Termination due to Change in Duties or Demotion as a result of Change in Control (CIC)	250,584	55,649	105,049	119,700	530,982
* Involuntary Termination without cause as a result of CIC	250,584	55,649	105,049	119,700	530,982
* Voluntary Termination as a result of CIC	93,969	55,649	105,049	119,700	374,367
Britt W. Thomas
* Voluntary Retirement	—	—	(3,559)	116,340	112,781
* Disability	—	—	(20,028)	116,340	96,312
* Death	—	—	913,731	116,340	1,030,071
* Voluntary Termination without cause	—	—	(3,559)	116,340	112,781
* Termination without cause	243,250	—	(3,559)	116,340	356,031
* Termination with cause	—	—	(159,548)	116,340	(43,208)
* Voluntary Termination due to Change in Duties or Demotion as a result of Change in Control (CIC)	243,250	55,649	165,670	116,340	580,909
* Involuntary Termination without cause as a result of CIC	243,250	55,649	165,670	116,340	580,909
* Voluntary Termination as a result of CIC	91,219	55,649	165,670	116,340	428,878

(1)	The amount represented is the increase (decrease) in present value of Salary Continuation Plan benefits over the Present Value of Accumulated Benefit disclosed in the Pension Benefits Table. The net present value in the event of early retirement, disability or termination without cause is lower due to the difference between the rate used to convert benefits and the GAAP discount rate used for present value calculations. Upon termination with cause the entire Salary Continuation benefit is forfeited. Columbia has purchased bank-owned life insurance (“BOLI”) on the life of each named executive. Had any of the named executives died on December 31, 2006, the death benefit received by Columbia would have been sufficient to cover the increase in present value of pension benefits shown.
          In the event of a change in control of Columbia, executives are entitled to the change in control benefits outlined above under “Compensation Discussion and Analysis – Change of Control Benefits.” In the event of separation from Columbia or CRB, executives are also entitled to severance compensation as outlined above under “Compensation Discussion and Analysis – Severance Plan.” In addition, the named executives are entitled to certain pension benefits which are outlined above in the “Pension Benefits” and “Outstanding Equity Awards at Fiscal Year-End” tables.
          Vested accrued benefits for the Salary Continuation Plan (SCP) as of December 31, 2006, were $47,771, $38,750, $39,040, $23,622 and $28,370 for Messrs. Christensen, Spear, Ortega, Correa and Thomas, respectively. None of the named executives was eligible for early retirement as of December 31, 2006, and as such, if termination had occurred on that date the benefit would commence at normal retirement age and remain level for 20 years. Enhanced benefits are payable upon termination of employment within three years following a change of control. Had a change of control occurred on December 31, 2006, followed by the termination of each named executive, the maximum benefit payable for 20 years commencing at normal retirement age would have been $90,105, $73,154, $73,835, $52,230 and $59,148 for Messrs. Christensen, Spear, Ortega, Correa and Thomas, respectively. Change of control benefits are subject to reduction to the extent the enhanced value due to change of control would cause any payment to be deemed a parachute payment under IRC §280G.
          Additionally, an acceleration of vesting of options shall occur immediately upon termination of executive due to change in control of Columbia. In the event of retirement or general termination, the executive may exercise options or stock appreciation rights at any time prior to their expiration date, or the expiration of three months after the date of termination, whichever is the shorter period. If an executive’s employment is terminated due to death or disability, any option or stock appreciation rights held by the executive may be exercised at any time prior to its expiration date or the expiration of one year after the date of termination, whichever is the shorter period, for the greater of (a) the number of remaining shares the employee was entitled to exercise, or (b)the number of remaining shares for which the employee would have been entitled to exercise if such options had been 50% exercisable on the termination date.
          Performance bonuses paid under CRB’s Incentive Compensation Plan agreement are earned during the prior fiscal year and paid on or by January 15 of the next fiscal year, as outlined above under “Compensation Discussion and Analysis – Performance-Based Incentive Compensation”, and disclosed in the “Summary Compensation” table under “Non-Equity Incentive Plan Compensation.” In the event the named executives had terminated their employment with Columbia or CRB for any reason on December 31, 2006, each would have received the full incentive compensation accrued during the year and payable on January 15, 2007, as per all employment agreements and company plans.
DIRECTOR COMPENSATION

					Change in Pension
				Non-Equity	Value and
	Fees Earned			Incentive Plan	Nonqualified Deferred	All Other
	or Paid in	Stock Awards	Option Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)[1]	($)	($)	Earnings ($)	($)	Total ($)
Charles F. Beardsley	27,050	6,255	—	—	—	—	33,305
Richard E. Betz	27,450	6,255	—	—	—	—	33,705
William A. Booth	28,050	6,255	—	—	—	—	34,305
Lori R. Boyd	24,900	6,255	—	—	—	—	31,155
Dennis L. Carver	22,800	6,255	—	—	—	—	29,055
Terry L. Cochran	21,550	6,255	—	—	—	—	27,805
James J. Doran	28,800	6,255	—	—	—	—	35,055
Jean S. McKinney	24,650	6,255	—	—	—	—	30,905
Donald T. Mitchell	25,100	6,255	—	—	—	—	31,355

(1)	Stock award value on 250 shares granted to named Directors on October 30, 2006; market value of the shares at the time of grant was $25.02.

     The above table excludes amounts paid or payable to Director Terry L. Cochran in connection with a post-employment agreement. These sums include $25,000 paid in January 2007 and $25,000 to be paid in January 2008.
     The CRB Chairperson is paid an attendance fee of $2,200 for each regular monthly meeting of the Board. Each outside CRB Director is paid an attendance fee of $1,800 for each regular monthly meeting of the CRB Board. Each CRB Director also receives $250 for each meeting attended of any committee of the Board to which the Director belongs. Audit Committee members are paid $300 for each meeting. Columbia does not pay any separate attendance fees to its Directors. Directors who are employees of Columbia or CRB received no Director’s fees or other special remuneration for service as a director on any Board. Total Director compensation for CRB meetings in 2006 was $230,350; Director compensation in aggregate was $286,645.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Certain directors, executive officers and principal shareholders of Columbia, members of their immediate families, and business entities with which they are affiliated, are parties to transactions with Columbia, including borrowings and investments in time deposits. All such loans and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2006, the aggregate outstanding amount of all loans to executive officers, directors, principal shareholders and companies with which they are affiliated was $6.8 million, which represented approximately 7.5% of Columbia’s consolidated shareholders’ equity at that date. All such loans are currently in good standing, and are being paid in accordance with their terms.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16 of the Securities Exchange Act of 1934, as amended, requires that all executive officers and directors of Columbia and all persons who beneficially own more than 10% of Columbia’s common stock file an initial report of their ownership of Columbia’s securities on Form 3 and report changes in their ownership of Columbia’s securities on Form 4 or Form 5. These filings must be made with the United States Securities and Exchange Commission with a copy sent to Columbia. Based solely on its review of copies of these reports and representations of such reporting persons, Columbia believes during fiscal 2006, such SEC filing requirements were satisfied, with the exception of one (1) stock award transaction reported late on Form 4 by each of the following current Directors: Charles F. Beardsley, Richard E. Betz, William A. Booth, Lori R. Boyd, Dennis L. Carver, Terry L. Cochran, James J. Doran, Jean S. McKinney and Donald T. Mitchell.
Report of The Compensation/Human Resources Committee
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
     This report is submitted by the Columbia Compensation Committee consisting of Chairperson Richard E. Betz, Dennis L. Carver, James J. Doran and Donald T. Mitchell.
Report of the Audit/Examination Committee
     The Audit/Examination Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006, with management and the independent auditors, Moss Adams LLP. The Audit/Examination Committee also reviewed the scope, conduct and results of the audit performed by Moss Adams LLP, including the matters required for discussion by Statement of Auditing Standards No. 61. The Audit/Examination Committee reviewed the written disclosures regarding the independence of Moss Adams LLP contained in its letter to the Audit/Examination Committee as required by Independence Standards Board Standard No. 1.

          Based on the above, the Audit/Examination Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The activities of the Audit/Examination Committee are governed by its charter.
          This report is submitted by the Columbia Audit/Examination Committee, consisting of Chairperson Jean S. McKinney, Lori R. Boyd and Donald T. Mitchell.
Code of Ethics
          The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including Columbia’s principal executive officer, principal financial officer and controller) and financial personnel, known as the Code of Ethics Policy. The Code of Ethics Policy is available on Columbia’s website at www.columbiabancorp.com. The contents of our website are not filed or furnished with this proxy statement nor are they incorporated by reference into this or any of our other filings with the Securities and Exchange Commission. Shareholders may request a free copy of the Code of Ethics Policy from Columbia, Attn: Investor Relations, PO Box 1050, The Dalles, Oregon 97058.
PRINCIPAL AUDITOR FEES AND SERVICES
          Moss Adams LLP, independent auditors, was selected by the Audit/Examination Committee of the Board of Directors to conduct an audit of Columbia’s financial statements and work in compliance with Sarbanes-Oxley for the year ended December 31, 2006. Audit services provided by Moss Adams LLP for the year ended 2006 included the examination of Columbia’s consolidated financial statements, and the review of materials used in various filings with the United States Securities and Exchange Commission. A representative of Moss Adams LLP will be in attendance at the annual meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.
          The Audit/Examination Committee of the Board of Directors approved the audit and non-audit services provided to Columbia prior to their being rendered.
          The following table shows the fees paid or accrued by Columbia for the audit and other services provided by Moss Adams LLP for the fiscal years 2006 and 2005.

	2006	2005
Audit Fees(1)	262,001	283,847
Audit-Related Fees(2)	14,195	17,392
Tax Fees(3)	19,162	18,382
All Other Fees(4)	10,350	44,122

Total	305,707	363,743

(1)	Audit fees represent fees for professional services provided in connection with the audit of Columbia’s financial statements, review of the quarterly financial statements, audit services provided in connection with our statutory or regulatory filings and the audit of management’s report on the effectiveness of Columbia’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consist primarily of fees for consultation regarding financial accounting matters.

(3)	Tax fees consist primarily of fees for professional services provided for tax compliance and tax advice.

(4)	All other fees consist primarily of fees for assistance with business planning strategies and performance measurement consulting.
          The Audit/Examination Committee considered whether the provision of these services by Moss Adams LLP is compatible with maintaining Moss Adams LLP’s independence. Moss Adams LLP performed no information systems design or implementation services for Columbia in 2006.
PROPOSALS OF SHAREHOLDERS
          Shareholders may present matters for consideration at any annual meeting of Columbia. Shareholders are reminded that under Article VII of the Articles of Incorporation of Columbia, there are certain procedural requirements relating to the presentation of business at an annual meeting by a shareholder. Unless the Board of Directors permits otherwise, any business, including nominations of directors, may be properly brought before an annual shareholders meeting by a shareholder only upon the shareholder’s timely notice in writing to Columbia’s Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Columbia not later than the close of business on the tenth (10th) business day following the day on which notice or disclosure of the date of the annual meeting is given or made to shareholders. Therefore, for the 2007 Annual Meeting, the notice would have to be received on or before March 23, 2007.
          The notice provided by the shareholder must set forth (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of Columbia which are beneficially owned by the proposing shareholder, (iv) any material interest of the shareholder in the business proposed, and (v) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock, if any, of Columbia which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.
          With respect to proposals to be considered at the 2008 annual meeting of shareholders, if a shareholder wishes to present a proposal at that annual meeting and also wishes to have the proposal included in Columbia’s official proxy statement for the 2007 annual meeting, the written notice of proposal must be submitted to Columbia, Attn: Corporate Secretary, PO Box 1050, The Dalles, Oregon 97058, no later than November 9, 2007.
INFORMATION AVAILABLE TO SHAREHOLDERS
          Columbia’s 2006 Annual Report is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and Columbia’s Form 10-K (when available) filed with the United States Securities and Exchange Commission (not including exhibits) may be obtained without charge from Investor Relations, Columbia Bancorp, Post Office Box 1050, The Dalles, Oregon 97058. Copies of such materials may also be obtained from Columbia’s website at http://www.columbiabancorp.com. Copies of exhibits to the Form 10-K will be supplied upon payment of Columbia’s reasonable expenses in furnishing such exhibits in the amount of $.25 per page.

ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 26, 2007
6:30 p.m.
Columbia Gorge Discovery Center
5000 Discovery Drive
The Dalles, OR 97058
PROXY
This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2007.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Item 1.
By signing the proxy, you revoke all prior proxies and appoint Richard E. Betz, Chairman of the Board, and Roger L. Christensen, President and Chief Executive Officer, and each of them in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #
There are two ways to vote your Proxy
Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Bancorp, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by telephone, please do not mail your proxy card
Please detach here
The Board of Directors Recommends a Vote FOR Item 1.
1. Election of Directors:

01 Charles F. Beardsley	Term expires 2010	☐ Vote FOR	☐ Vote WITHHELD
02 William A. Booth	Term expires 2010	all nominees	from all nominees
03 Roger L. Christensen	Term expires 2010	(except as marked)
04 Terry L. Cochran	Term expires 2010

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR ALL NOMINEES.
Address Change? Mark Box ☐      Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.